EMPIRE RESOURCES, INC.

EMPIRE RESOURCES REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

- Fourth Quarter EPS is $0.04 on Sales of $112.4 Million

- Full Year EPS is $0.27 on Sales of $482.7 Million

Fort Lee, NJ, March 31, 2014 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the fourth quarter of 2013 were $112.4 million, an increase of 3% from the fourth quarter of 2012, and 11% lower than the third quarter of 2013. The improvement compared with the 2012 fourth quarter reflected increased sales in Europe, Latin America and North America, offset by lower sales in the Australia/New Zealand region. Sequentially, sales were higher in Australia/New Zealand and Europe and lower in the Americas.

Gross profit for the fourth quarter of 2013 was $4.5 million, or 4.0% of sales, compared with 5.6% of sales in the fourth quarter of 2012 and 4.2% of sales in the 2013 third quarter. Competitive market conditions negatively affected the gross profit margin as did the imposition of import duty on one of the Company's principal supplier, to a lesser extent.

Operating income for the fourth quarter of 2013 was $1.5 million compared with $3.0 million in the fourth quarter of 2012 and $1.7 million in the third quarter of 2013. SG&A expenses were 1% lower than the fourth quarter of 2012 and 16% lower sequentially, due in part to the alignment of commissions paid with sales level.

Net interest expense for the fourth quarter of 2013 was $1.1 million, approximately level with both the fourth quarter of 2012 and the third quarter of 2013.

Pre-tax income, before including non-cash non-operating derivative-related amounts in all periods was $0.4 million in the fourth quarter of 2013, compared with $1.9 million in fourth quarter of 2012 and $0.6 million in the third quarter of 2013.

The Company recognized a non-cash non-operating gain of $0.4 million in the fourth quarter of 2013, related to the change in fair market valuation of the derivative feature of its convertible subordinated note. That compares with a non-cash non-operating loss of $0.4 million in the fourth quarter of 2012 and a non-cash non-operating gain of $1.7 million in the third quarter of 2013, due to the derivative valuation recognized in those periods.

Net income for the fourth quarter of 2013 was $0.5 million, or $0.04 per diluted share, including the derivative related non-cash non-operating gain. That compares with net income of $0.9 million, or $0.11 per diluted share, in the fourth quarter of 2012, and net income of $1.5 million, or $0.06 per diluted share, in the third quarter of 2013, including the non-cash non-operating loss and gain in those respective prior year periods.

For full year 2013, net sales were $482.7 million; pre-tax income was $3.8 million, before including a non-cash non-operating derivative-related loss of $0.05 million; and net income was $2.4 million, or $0.27 per diluted share, including the derivative-related loss. For full year 2012, net sales were $538.5 million; pre-tax income was $6.5 million, before including a non-cash non-operating derivative-related loss of $0.06 million; and net income was $4.0 million, or $0.42 per diluted share, including the derivative-related loss.

Nathan Kahn, President and CEO, commented, “Through the efforts of our entire team, we achieved solid sales and profitability in each quarter of 2013, including the fourth quarter, despite exceptionally difficult industry and competitive conditions.

“Even with those challenges, our sales initiatives have enabled us to improve our results in Europe, where our fourth quarter sales were at the highest level since 2011. We also realized a sequential step-up in our sales in the Australia/New Zealand region in the final quarter of the year. And, we have expanded our presence in Latin America, which represented 14% of full year sales versus 11% in 2012. At the same time, our ongoing inventory management efforts have enabled us to reduce storage and processing costs, lower working capital and pay down debt.”

“While current market conditions remain difficult, we are continuing to see promising signs in our bookings. In the meantime, we are firmly focused on executing our growth strategy to increase shareholder value. Towards that end, we are pleased to have recently announced our 44th consecutive quarterly cash dividend. ”

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company’s competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company’s failure to grow internally or by acquisition and (xiii) the Company’s failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

	Three Months Ended December 31,		Year Ended December 31,
In thousands (except per share amounts)	2013	2012	2013	2012
Net sales	$112,395	$109,521	$482,683	$538,527
Cost of goods sold	107,861	103,437	460,944	513,560
Gross profit	4,534	6,084	21,739	24,967
Selling, general and administrative expenses	3,031	3,067	13,392	13,258
Operating income	1,503	3,017	8,347	11,709
Other expenses
Change in value of derivative liability	400	(424)	(52)	(63)
Interest expense, net	(1,111)	(1,106)	(4,514)	(5,225)
Income before income taxes	792	1,487	3,781	6,421
Income taxes	319	574	1,385	2,457
Net income	$473	$913	$2,396	$3,964
Weighted average shares outstanding:
Basic	8,581	8,357	8,583	8,897
Diluted	11,855	11,493	8,852	12,028
Earnings per share:
Basic	$0.06	$0.11	$0.28	$0.45
Diluted	$0.04	$0.11	$0.27	$0.42

	Unaudited		See notes to consolidated financial statements

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash	$2,477	$3,136
Trade accounts receivable (less allowance for doubtful accounts of $562 and $521)	52,696	53,551
Inventories	139,752	145,547
Deferred tax assets	3,217	3,306
Advance to supplier, net of imputed interest of $176 and $292	3,147	3,061
Other current assets, including derivatives	6,081	3,965
Total current assets	207,370	212,566
Advance to supplier, net of imputed interest of $56 and $234, net of current maturities	3,287	6,413
Preferential supply agreement, net	641	962
Long-term financing costs, net of amortization	358	862
Property and equipment, net	3,949	3,987
Deferred Tax assets	215	-
Total assets	$215,820	$224,790

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$107,922	$124,095
Current maturities of mortgage payable	1,290	171
Trade accounts payable	44,058	36,048
Income taxes payable	2,042	3,036
Accrued expenses and derivative liabilities	2,844	4,783
Dividends payable	215	-
Total current liabilities	158,371	168,133

Mortgage payable, net of current maturities	-	1,290
Subordinated convertible debt net of unamortized discount of $1,368 and $1,933 respectively	10,632	10,067
Derivative liability for embedded conversion option	2,048	1,996
Deferred taxes payable	-	195
Total Liabilities	171,051	181,681

Commitments (Note R)

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at December 31, 2013 and December 31, 2012	117	117
Additional paid-in capital	11,937	11,937
Retained earnings	38,178	36,641
Accumulated other comprehensive income/(loss)	51	(136)
Treasury stock, 3,177,708 and 3,158,597 shares at December 31, 2013 and December 31, 2012, respectively	(5,514)	(5,450)
Total stockholders' equity	44,769	43,109
Total liabilities and stockholders' equity	$215,820	$224,790

See notes to consolidated financial statements

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$2,396	$3,964
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	697	686
Change in value of derivative liability	52	63
Amortization of convertible note discount	566	566
Imputed interest on vendor advance	(293)	(436)
Provision for doubtful accounts	33	(6)
Amortization of supply agreement	321	-
Deferred income taxes	(356)	45
Foreign exchange gain and other	(29)	(6)
Loss on sale of marketable securities	31	-
Changes in:
Trade accounts receivable	981	3,012
Inventories	5,969	38,655
Other current assets	(2,121)	7,083
Trade accounts payable	8,008	(14,016)
Income taxes payable	(994)	(1,024)
Accrued expenses and derivative liabilities	(1,893)	741
Net cash provided by operating activities	13,368	39,327
Cash flows provided by/(used in) investing activities:
Repayment/(advance) related to supply agreement	3,333	(5,000)
Net proceeds from sale of marketable securities	6	-
Purchases of property and equipment	(95)	(73)
Net cash provided by/(used in) investing activities	3,244	(5,073)
Cash flows used in financing activities:
Repayments of notes payable – banks	(16,361)	(30,412)
Repayments - mortgage payable	(171)	(160)
Dividends paid	(644)	(2,825)
Deferred financing costs	(60)	(62)
Treasury stock purchased	(64)	(1,941)
Net cash used in financing activities	(17,300)	(35,400)
Net decrease in cash	(688)	(1,146)
Effect of exchange rate	29	8
Cash at beginning of period	3,136	4,274
Cash at end of the period	$2,477	$3,136
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3,739	$5,107
Income taxes	$2,553	$3,197
Non cash financing activities:
Dividend declared but not yet paid	$215	$-

See notes to consolidated financial statements

Contacts:

Investor Relations:

Comm-Counsellors, LLC

Edward Nebb

+1 203-972-8350

enebb@optonline.net

June Filingeri

+1 203-972-0186

junefil@optonline.net

Shareholders:

David Kronfeld

+1 917-408-1940

dkronfeld@empireresources.com